Exhibit 6.14

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is made this 24th day of July, 2023 (the “Execution Date”) by and between FOCUSCOM INC., a duly incorporated corporation in the State of California, having its principal place of business at 101 W. Broadway , Suite 1450 San Diego , CA 92101 (the “Sublandlord”), and HUMBL, INC., a duly incorporated corporation in the State of California, having its principal place of business at 600 B St Ste 300, San Diego, California, 92101 (the “Subtenant”), collectively referred to as the “Parties”.

RECITALS

A. The Sublandlord leases certain premises located at 101 W. Broadway , Suite 1450 San Diego , CA 92101 (the “Premises”) pursuant to a lease (the “Master Lease”) by and between THE IRVINE COMPANY LLC (“Prime Landlord”) and Sublandlord.

B. The Sublandlord desires to sublease the Premises to the Subtenant, and the Subtenant desires to sublease the Premises from the Sublandlord on the terms and conditions herein.

AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	SUBLEASE TERM: The term of this Sublease shall commence on August 1, 2023, and shall continue for a fixed period of six (6) months, after which it shall automatically convert into a month-to-month tenancy until terminated by either party with thirty (30) days’ notice.

2.	RENT: Subtenant shall pay to Sublandlord a base rent for the Premises of $2,500 per month, payable on the first day of each calendar month but no later than the fifth day of the same month.

3.	SECURITY DEPOSIT: Upon the execution of this Sublease, Subtenant will deposit with Sublandlord the sum of $2,500 as security for Subtenant’s faithful performance of its obligations under this Sublease. Deductions permitted by California law may be made from the security deposit and the remainder, if any, shall be returned to Subtenant within 21 days of the termination of Subtenant’s tenancy.

4.	MASTER LEASE: The terms of the Master Lease are hereby incorporated into this Sublease. The Subtenant agrees to be bound by all the conditions of the Master Lease, and acknowledges having received and reviewed a copy of the Master Lease. If Sublandlord terminates his/her tenancy in the Premises under the Master Lease, Sublandlord will provide thirty (30) days’ notice to Subtenant. Subtenant agrees that if the Master Lease is terminated for any reason, this Sublease Agreement will terminate as of the same date.

5.	CONDITION OF THE PREMISES: Subtenant acknowledges that they have examined the Premises and that they are in good condition, to be used as an office and for receiving official mail of the Subtenant. Upon the termination of this Sublease Agreement for any cause, Subtenant will leave the Premises in their original good condition, except for reasonable wear and tear. Subtenant is responsible for the repair of any damage resulting from the act or neglect of Subtenant or those persons who are invitees of the Subtenant.

6.	SUBLEASING AND ASSIGNMENT: Subtenant may not lease, sublease, or assign the Premises without the prior written consent of the Sublandlord.

7.	GOVERNING LAW: This Sublease shall be governed by and construed in accordance with the laws of the State of California. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Sublease may be brought against any of the parties in the courts of the State of California, County of San Diego, and each of the parties consents to the jurisdiction of such courts.

8.	COMPLETE AND BINDING AGREEMENT: All preliminary negotiations between the Parties are merged into, and superseded by, the terms of this Sublease. This Sublease will not be enforceable until signed by both Sublandlord and Subtenant. Any modification to this Agreement must be in writing, signed by both Sublandlord and Subtenant.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the Execution Date.

FOCUSCOM INC.

By:
Title:

HUMBL, INC.

By:
Title: